Exhibit 99.1
July 24, 2025

Dow Reports Second Quarter 2025 Results

2Q25 FINANCIAL HIGHLIGHTS
•Net sales were $10.1 billion, down 7% year-over-year, reflecting declines in all operating segments. Sequentially, net sales were down 3%, as seasonally higher demand in Performance Materials & Coatings was more than offset by declines across the other operating segments.
•Volume decreased 1% year-over-year, as gains in the U.S. and Canada were more than offset by declines in Europe, the Middle East, Africa and India (EMEAI). Sequentially, volume decreased 2%, as seasonally driven gains in Performance Materials & Coatings, including downstream silicones growth, were more than offset by declines in Packaging & Specialty Plastics. These declines reflect lower merchant ethylene sales arising from the recent startup of the Company’s Poly-7 polyethylene asset in the U.S. Gulf Coast, unlocking the full value of integration going forward.
•Local price was down 7% versus the year-ago period, reflecting declines in all regions and operating segments. Sequentially, local price was down 3%.
•GAAP net loss was $801 million. Op. EBIT1 was a loss of $21 million, down $840 million year-over-year, primarily driven by lower prices and equity earnings. Sequentially, Op. EBIT was down $251 million, as tailwinds from currency and the Company’s cost reduction program were more than offset by declines in Packaging & Specialty Plastics from lower integrated margins.
•GAAP loss per share was $1.18; operating earnings per share (EPS)1 was a loss of $0.42, compared to earnings of $0.68 in the year-ago period and earnings of $0.02 in the prior quarter. Op. EPS excludes significant items totaling $0.76 per share, primarily driven by restructuring program severance and related benefit costs and asset related charges, including recently announced European portfolio actions.
•Cash provided by operating activities – continuing operations was negative $470 million, down $1.3 billion year-over-year and down $574 million sequentially, led by lower earnings from margin compression.
•Returns to shareholders totaled $496 million of dividends in the quarter.

CEO QUOTE
“This quarter the Dow team advanced several aggressive actions in response to the lower-for-longer earnings environment that our industry is facing, amplified by recent trade and tariff uncertainties. We are delivering near-term cash support and earnings growth levers, which we anticipate will total more than $6 billion by 2026. We are also focused on improving margins and optimizing our global portfolio in the face of continued weak macroeconomic conditions, as evidenced by our recent European portfolio actions,” said Jim Fitterling, Dow chair and CEO. “We are also adjusting our dividend to ensure we maintain a balanced capital allocation framework. We remain committed to targeting a competitive dividend across the economic cycle. The actions we are taking provide additional financial flexibility to help guarantee we maximize shareholder value, both in the current environment and as the industry recovers.”

SUMMARY FINANCIAL RESULTS

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions, except per share amounts	2Q25	2Q24	vs. SQLY [B / (W)]	1Q25	vs. PQ [B / (W)]
Net Sales	$10,104	$10,915	$(811)	$10,431	$(327)
GAAP Income (Loss), Net of Tax	$(801)	$458	$(1,259)	$(290)	$(511)
Operating EBIT[1]	$(21)	$819	$(840)	$230	$(251)
Operating EBITDA[1]	$703	$1,501	$(798)	$944	$(241)
GAAP Earnings (Loss) Per Share	$(1.18)	$0.62	$(1.80)	$(0.44)	$(0.74)
Operating Earnings Per Share[1]	$(0.42)	$0.68	$(1.10)	$0.02	$(0.44)
Cash Provided by (Used for) Operating Activities - Cont. Ops	$(470)	$832	$(1,302)	$104	$(574)
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin and Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports second quarter 2025 results
SEGMENT HIGHLIGHTS
Packaging & Specialty Plastics

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions	2Q25	2Q24	vs. SQLY [B / (W)]	1Q25	vs. PQ [B / (W)]
Net Sales	$5,025	$5,515	$(490)	$5,310	$(285)
Operating EBIT	$71	$703	$(632)	$342	$(271)
Equity Earnings (Losses)	$7	$55	$(48)	$39	$(32)

Packaging & Specialty Plastics segment net sales in the quarter were $5 billion, down 9% versus the year-ago period1. Local price decreased 10% year-over-year, primarily driven by lower downstream polymer prices. Currency increased net sales by 1%. Volume increased 1% year-over-year, driven by higher energy sales and polyethylene volumes, partly offset by lower volumes in functional polymers. On a sequential basis, net sales declined, primarily driven by lower merchant ethylene sales. This was the result of the start-up of Poly-7, which will lead to a balanced ethylene position in the U.S. Gulf Coast, driving margin uplift through full downstream integration.

Equity earnings were $7 million, a decrease of $48 million compared to the prior year, due to lower integrated margins at our principal joint ventures. Sequentially, equity earnings decreased by $32 million, primarily driven by higher losses at Sadara and the Thai joint ventures.

Op. EBIT was $71 million, a decrease of $632 million compared to the year-ago period, primarily driven by lower integrated margins. Sequentially, Op. EBIT decreased by $271 million, notably due to lower integrated margins and operating rates on top of higher planned maintenance.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period, driven by lower downstream polymer prices, the impact of the laminating adhesives business divestiture1, and lower demand for infrastructure applications. Sequentially, net sales decreased, as higher demand for flexible and rigid packaging was more than offset by lower licensing revenue and polyethylene prices, weighed down by tariff uncertainties.

Hydrocarbons & Energy business reported a net sales decrease compared to the year-ago period, driven by lower aromatics prices, partly offset by higher energy sales. Sequentially, net sales decreased, driven by lower merchant ethylene sales, primarily from the start-up of Poly-7.

Industrial Intermediates & Infrastructure

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions	2Q25	2Q24	vs. SQLY [B / (W)]	1Q25	vs. PQ [B / (W)]
Net Sales	$2,786	$2,951	$(165)	$2,855	$(69)
Operating EBIT	$(185)	$7	$(192)	$(128)	$(57)
Equity Earnings (Losses)	$(39)	$(31)	$(8)	$(58)	$19

Industrial Intermediates & Infrastructure segment net sales were $2.8 billion, down 6% versus the year-ago period. Local price declined 5% year-over-year, reflecting declines in both businesses. Currency increased net sales by 1%. Volume decreased 2% year-over-year, driven by lower volumes in Polyurethanes & Construction Chemicals, partly offset by higher volumes in Industrial Solutions. On a sequential basis, net sales decreased 2% as the seasonally lower deicing fluids volume was partially offset by currency tailwinds and a lower-than-typical seasonal improvement in demand for building & construction applications.

1.Includes a 1% unfavorable impact from the sale of the flexible packaging laminating adhesives business in the fourth quarter of 2024 which is presented as “Portfolio & Other” in the Sales Variances by Segment and Geographic Region table on page 11.

Dow reports second quarter 2025 results
Equity losses for the segment were $39 million, compared to equity losses of $31 million in the year-ago period, primarily driven by lower MEG margins at the Kuwait joint ventures. Equity losses in the prior quarter were $58 million. Sequentially, equity losses improved by $19 million, driven by higher operating rates at Sadara.

Op. EBIT decreased $192 million versus the year-ago period, driven by lower prices in both businesses and higher planned maintenance activity. On a sequential basis, Op. EBIT decreased by $57 million, driven by lower volume, higher planned maintenance activity, and activities related to the startup of our Alkoxylation unit in Seadrift, TX, which has now reached mechanical completion.

Polyurethanes & Construction Chemicals business reported a decrease in net sales compared to the year-ago period, driven by lower volume and price in EMEAI. Sequentially, net sales were flat as currency tailwinds and modest seasonal improvements in demand for building & construction applications were offset by lower demand in mobility applications.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, primarily driven by lower local prices, which were partially offset by higher demand for energy applications. Sequentially, net sales declined, driven by typical declines in demand for deicing fluids following the winter months.

Performance Materials & Coatings

	Three Months Ended Jun 30			Three Months Ended Mar 31
In millions	2Q25	2Q24	vs. SQLY [B / (W)]	1Q25	vs. PQ [B / (W)]
Net Sales	$2,129	$2,243	$(114)	$2,071	$58
Operating EBIT	$152	$146	$6	$49	$103
Equity Earnings (Losses)	$1	$2	$(1)	$0	$1

Performance Materials & Coatings segment net sales in the quarter were $2.1 billion, down 5% versus the year-ago period. Local price decreased 3% year-over-year, driven by declines in both businesses. Currency increased net sales by 1%. Volume was down 3% year-over-year, as volume gains in downstream silicones were more than offset by lower volumes for coatings applications and in upstream siloxanes. On a sequential basis, net sales were up 3% with gains in both businesses, driven by seasonally higher demand for architectural coatings and higher downstream silicones volumes.

Op. EBIT increased $6 million versus the year-ago period, driven by margin expansion from lower input costs, which were partly offset by lower volumes. Sequentially, Op. EBIT increased $103 million, driven by lower input costs and volume gains in both businesses, from both seasonal improvements and continued downstream silicones growth, as well as lower fixed costs.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, as downstream silicones volume gains were more than offset by both lower prices and lower upstream siloxanes volumes. Sequentially, net sales increased, driven by higher demand for downstream silicones, led by mobility, personal care and industrial applications.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, driven by lower demand for coatings applications, as the housing market continues to be challenged. Sequentially, net sales increased, driven by seasonally higher demand for architectural coatings, partly offset by lower acrylic monomers volumes.

Dow reports second quarter 2025 results
OUTLOOK
“Dow’s strategic actions enable us to mitigate the dynamic factors that our industry is facing. However, signs of oversupply from newer market entrants who are exporting to various regions at anti-competitive economics require broader industry engagement and additional regulatory action to restore competitive dynamics,” said Fitterling. “The commissioning of our near-term growth projects, which are all operational in the third quarter, paired with our longer-term strategic investments, will increase Dow’s position in higher-value applications and attractive end markets that are not exposed to this same level of anti-competitive activity. This will enable more resilient earnings and leading shareholder returns. Additionally, Team Dow is focused on structurally improving our cost base, optimizing our global asset footprint, and maintaining our track record of operational excellence to further strengthen our competitive advantages.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 30 countries and employ approximately 36,000 people. Dow delivered sales of approximately $43 billion in 2024. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Investors:	Media:
Andrew Riker	Sarah Young
ajriker@dow.com	syoung3@dow.com

Dow reports second quarter 2025 results

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; Dow’s ability to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions, tariffs and trade policies, or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business, logistics, and supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities; and any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by (used for) operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by (used for) operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Net sales	$10,104	$10,915	$20,535	$21,680
Cost of sales	9,521	9,591	19,281	19,079
Research and development expenses	188	196	388	400
Selling, general and administrative expenses	347	390	713	832
Amortization of intangibles	63	77	139	158
Restructuring and asset related charges - net	591	—	799	45
Equity in earnings (losses) of nonconsolidated affiliates	(30)	26	(50)	43
Sundry income (expense) - net	147	76	160	137
Interest income	39	42	67	107
Interest expense and amortization of debt discount	209	197	425	396
Income (loss) before income taxes	(659)	608	(1,033)	1,057
Provision for income taxes	142	150	58	61
Net income (loss)	(801)	458	(1,091)	996
Net income attributable to noncontrolling interests	34	19	51	41
Net income (loss) available for Dow Inc. common stockholders	$(835)	$439	$(1,142)	$955

Per common share data:
Earnings (loss) per common share - basic	$(1.18)	$0.62	$(1.62)	$1.35
Earnings (loss) per common share - diluted	$(1.18)	$0.62	$(1.62)	$1.35

Weighted-average common shares outstanding - basic	709.5	703.8	708.2	704.1
Weighted-average common shares outstanding - diluted	709.5	705.3	708.2	705.5

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Jun 30, 2025	Dec 31, 2024
Assets
Current Assets
Cash and cash equivalents	$2,399	$2,189
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2025: $72; 2024: $95)	5,426	4,756
Other	2,228	2,108
Inventories	6,701	6,544
Other current assets	958	993
Total current assets (variable interest entities restricted - 2025: $209; 2024: $55)	17,712	16,590
Investments
Investment in nonconsolidated affiliates	1,262	1,266
Other investments (investments carried at fair value - 2025: $2,033; 2024: $2,047)	2,788	3,033
Noncurrent receivables	434	380
Total investments	4,484	4,679
Property
Property	64,860	62,121
Less: Accumulated depreciation	42,384	40,117
Net property (variable interest entities restricted - 2025: $2,380; 2024: $122)	22,476	22,004
Other Assets
Goodwill	8,698	8,565
Other intangible assets (net of accumulated amortization - 2025: $5,660; 2024: $5,394)	1,606	1,721
Operating lease right-of-use assets	1,246	1,268
Deferred income tax assets	1,424	1,257
Deferred charges and other assets	1,345	1,228
Total other assets (variable interest entities restricted - 2025: $212; 2024: $15)	14,319	14,039
Total Assets	$58,991	$57,312
Liabilities and Equity
Current Liabilities
Notes payable	$149	$135
Long-term debt due within one year	401	497
Accounts payable:
Trade	4,944	4,847
Other	1,697	1,694
Operating lease liabilities - current	325	318
Income taxes payable	314	276
Accrued and other current liabilities	2,656	2,521
Total current liabilities (variable interest entities nonrecourse - 2025: $365; 2024: $24)	10,486	10,288
Long-Term Debt (variable interest entities nonrecourse - 2025: $176; 2024: $—)	16,247	15,711
Other Noncurrent Liabilities
Deferred income tax liabilities	378	392
Pension and other postretirement benefits - noncurrent	4,765	4,736
Asbestos-related liabilities - noncurrent	665	713
Operating lease liabilities - noncurrent	982	984
Other noncurrent obligations	6,876	6,637
Total other noncurrent liabilities (variable interest entities nonrecourse - 2025: $329; 2024: $13)	13,666	13,462
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2025: 785,942,132 shares; 2024: 784,471,939 shares)	8	8
Additional paid-in capital	10,758	9,203
Retained earnings	18,766	20,909
Accumulated other comprehensive loss	(7,826)	(8,110)
Treasury stock at cost (2025: 77,097,981 shares; 2024: 80,859,145 shares)	(4,475)	(4,655)
Dow Inc.’s stockholders’ equity	17,231	17,355
Noncontrolling interests	1,361	496
Total equity	18,592	17,851
Total Liabilities and Equity	$58,991	$57,312

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Six Months Ended
	Jun 30, 2025	Jun 30, 2024
Operating Activities
Net income (loss)	$(1,091)	$996
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,438	1,402
Provision (credit) for deferred income tax	(131)	28
Earnings of nonconsolidated affiliates less than dividends received	220	156
Net periodic pension benefit credit	(50)	(95)
Pension contributions	(76)	(63)
Net gain on sales of assets, businesses and investments	(102)	(20)
Restructuring and asset related charges - net	799	45
Other net loss	104	155
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(935)	(485)
Inventories	(158)	(383)
Accounts payable	(12)	544
Other assets and liabilities, net	(372)	(988)
Cash provided by (used for) operating activities - continuing operations	(366)	1,292
Cash provided by (used for) operating activities - discontinued operations	(13)	8
Cash provided by (used for) operating activities	(379)	1,300
Investing Activities
Capital expenditures	(1,347)	(1,437)
Investment in gas field developments	(68)	(96)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	131	8
Investments in and loans to nonconsolidated affiliates	(20)	(4)
Purchases of investments	(205)	(1,072)
Proceeds from sales and maturities of investments	552	1,824
Other investing activities, net	(5)	12
Cash used for investing activities	(962)	(765)
Financing Activities
Changes in short-term notes payable	48	26
Proceeds from issuance of short-term debt greater than three months	37	40
Payments on short-term debt greater than three months	(41)	—
Proceeds from issuance of long-term debt	1,107	1,396
Payments on long-term debt	(1,114)	(183)
Collections on securitization programs, net of remittances	18	21
Purchases of treasury stock	—	(400)
Proceeds from issuance of stock	—	51
Transaction financing, debt issuance and other costs	(85)	(11)
Employee taxes paid for share-based payment arrangements	(16)	(38)
Distributions to noncontrolling interests	(56)	(47)
Proceeds from sale of noncontrolling interests	2,433	—
Dividends paid to stockholders	(990)	(984)
Cash provided by (used for) financing activities	1,341	(129)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	253	(69)
Summary
Increase in cash, cash equivalents and restricted cash	253	337
Cash, cash equivalents and restricted cash at beginning of period	2,263	3,048
Cash, cash equivalents and restricted cash at end of period	$2,516	$3,385
Less: Restricted cash and cash equivalents, included in "Other current assets"	117	44
Cash and cash equivalents at end of period	$2,399	$3,341

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Packaging & Specialty Plastics	$5,025	$5,515	$10,335	$10,945
Industrial Intermediates & Infrastructure	2,786	2,951	5,641	5,959
Performance Materials & Coatings	2,129	2,243	4,200	4,395
Corporate	164	206	359	381
Total	$10,104	$10,915	$20,535	$21,680
U.S. & Canada	$3,988	$4,191	$8,215	$8,321
EMEAI [1]	3,272	3,572	6,546	7,056
Asia Pacific	1,737	1,901	3,595	3,822
Latin America	1,107	1,251	2,179	2,481
Total	$10,104	$10,915	$20,535	$21,680

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2025					Six Months Ended Jun 30, 2025
	Local Price & Product Mix	Currency	Volume	Portfolio & Other [2]	Total	Local Price & Product Mix	Currency	Volume	Portfolio & Other [2]	Total
Percent change from prior year
Packaging & Specialty Plastics	(10)%	1%	1%	(1)%	(9)%	(7)%	—%	2%	(1)%	(6)%
Industrial Intermediates & Infrastructure	(5)	1	(2)	—	(6)	(4)	—	(1)	—	(5)
Performance Materials & Coatings	(3)	1	(3)	—	(5)	(2)	—	(2)	—	(4)
Total	(7)%	1%	(1)%	—%	(7)%	(5)%	—%	1%	(1)%	(5)%
Total, excluding the Hydrocarbons & Energy business	(6)%	1%	(2)%	(1)%	(8)%	(5)%	—%	—%	(1)%	(6)%
U.S. & Canada	(6)%	—%	2%	(1)%	(5)%	(4)%	—%	3%	—%	(1)%
EMEAI [1]	(7)	2	(3)	—	(8)	(5)	—	(1)	(1)	(7)
Asia Pacific	(8)	1	(1)	(1)	(9)	(7)	—	1	—	(6)
Latin America	(8)	—	(3)	(1)	(12)	(8)	—	(4)	—	(12)
Total	(7)%	1%	(1)%	—%	(7)%	(5)%	—%	1%	(1)%	(5)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2025
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(5)%	2%	(2)%	(5)%
Industrial Intermediates & Infrastructure	(1)	2	(3)	(2)
Performance Materials & Coatings	—	1	2	3
Total	(3)%	2%	(2)%	(3)%
Total, excluding the Hydrocarbons & Energy business	(2)%	2%	(1)%	(1)%
U.S. & Canada	(4)%	—%	(2)%	(6)%
EMEAI [1]	(2)	5	(3)	—
Asia Pacific	(2)	1	(6)	(7)
Latin America	(3)	—	6	3
Total	(3)%	2%	(2)%	(3)%
1.Europe, Middle East, Africa and India.
2.Portfolio & Other includes the sales impact of the flexible packaging laminating adhesives business, which was sold to Arkema S.A. in the fourth quarter of 2024.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Packaging & Specialty Plastics		$71	$703	$413	$1,308
Industrial Intermediates & Infrastructure		(185)	7	(313)	94
Performance Materials & Coatings		152	146	201	187
Corporate		(59)	(37)	(92)	(96)
Total		$(21)	$819	$209	$1,493

Depreciation and Amortization by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Packaging & Specialty Plastics		$369	$343	$729	$714
Industrial Intermediates & Infrastructure		153	141	299	288
Performance Materials & Coatings		192	191	392	384
Corporate		10	7	18	16
Total		$724	$682	$1,438	$1,402

Operating EBITDA by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Packaging & Specialty Plastics		$440	$1,046	$1,142	$2,022
Industrial Intermediates & Infrastructure		(32)	148	(14)	382
Performance Materials & Coatings		344	337	593	571
Corporate		(49)	(30)	(74)	(80)
Total		$703	$1,501	$1,647	$2,895

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Packaging & Specialty Plastics		$7	$55	$46	$80
Industrial Intermediates & Infrastructure		(39)	(31)	(97)	(46)
Performance Materials & Coatings		1	2	1	8
Corporate		1	—	—	1
Total		$(30)	$26	$(50)	$43

Reconciliation of "Net income (loss)" to "Operating EBIT"	Three Months Ended			Six Months Ended
In millions (Unaudited)	Mar 31, 2025	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Net income (loss)	$(290)	$(801)	$458	$(1,091)	$996
+ Provision (credit) for income taxes	(84)	142	150	58	61
Income (loss) before income taxes	$(374)	$(659)	$608	$(1,033)	$1,057
- Interest income	28	39	42	67	107
+ Interest expense and amortization of debt discount	216	209	197	425	396
- Significant items	(416)	(468)	(56)	(884)	(147)
Operating EBIT (non-GAAP)	$230	$(21)	$819	$209	$1,493

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(659)	$(835)	$(1.18)
Less: Significant items
2025 Restructuring Program severance and related benefit costs and asset related charges [4]	(591)	(474)	(0.67)	Restructuring and asset related charges - net
Implementation costs [5]	(5)	(4)	(0.01)	Cost of sales ($1 million); SG&A ($4 million)
Net gain on divestitures and asset sale [6]	103	77	0.11	Sundry income (expense) - net
Litigation related charges, awards and adjustments [7]	42	33	0.05	Cost of sales
Indemnification and other transaction related costs [8]	(17)	(17)	(0.02)	Sundry income (expense) - net
Income tax related items [9]	—	(153)	(0.22)	Provision for income taxes
Total significant items	$(468)	$(538)	$(0.76)
Operating results (non-GAAP)	$(191)	$(297)	$(0.42)

Significant Items Impacting Results for the Three Months Ended Jun 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$608	$439	$0.62
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [10]	(56)	(43)	(0.06)	Cost of sales ($44 million); R&D ($1 million); SG&A ($11 million)
Total significant items	$(56)	$(43)	$(0.06)
Operating results (non-GAAP)	$664	$482	$0.68
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Severance and related benefit costs and impairment charges related to the write-down of certain manufacturing facilities, corporate assets, leased, non-manufacturing facilities and other miscellaneous assets associated with the Company's 2025 Restructuring Program.
5.Implementation costs associated with the Company's 2025 Restructuring Program and the sale of membership interests of the Company's wholly owned subsidiary, Dow InfraCo, LLC.
6.Related to a gain on the sale of the soil fumigation product line.
7.Includes a gain associated with the reassessment of liabilities for certain accrued legacy agricultural products groundwater contamination matters, partially offset by the settlement of a separate claim related to water storage district legacy groundwater contamination matters.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to valuation allowances on deferred tax assets in certain foreign jurisdictions, partially offset by a tax basis adjustment related to the consolidated infrastructure entity.
10.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(1,033)	$(1,142)	$(1.62)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(51)	(39)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($4 million); Restructuring and asset related charges - net ($1 million); Sundry income (expense) - net ($1 million)
2025 Restructuring Program severance and related benefit costs and asset related charges [5]	(798)	(635)	(0.90)	Restructuring and asset related charges - net
Implementation costs [6]	(5)	(4)	(0.01)	Cost of sales ($1 million); SG&A ($4 million)
Net gain on divestitures and asset sale [7]	103	77	0.11	Sundry income (expense) - net
Litigation related charges, awards and adjustments [8]	42	33	0.05	Cost of sales
Loss on early extinguishment of debt	(60)	(48)	(0.07)	Sundry income (expense) - net
Indemnification and other transaction related costs [9]	(115)	(93)	(0.13)	Cost of sales ($98 million); Sundry income (expense) - net ($17 million)
Income tax related items [10]	—	(153)	(0.22)	Provision for income taxes
Total significant items	$(884)	$(862)	$(1.22)
Operating results (non-GAAP)	$(149)	$(280)	$(0.40)

Significant Items Impacting Results for the Six Months Ended Jun 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,057	$955	$1.35
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(147)	(115)	(0.16)	Cost of sales ($77 million); R&D ($2 million); SG&A ($23 million); Restructuring and asset related charges - net ($45 million)
Income tax related items [10]	—	194	0.27	Provision for income taxes
Total significant items	$(147)	$79	$0.11
Operating results (non-GAAP)	$1,204	$876	$1.24
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets, partly offset by an asset related credit adjustment in 2025 and impairment charges related to the write-down of certain manufacturing assets in 2024.
5.Severance and related benefit costs and impairment charges related to the write-down of certain manufacturing facilities, corporate assets, leased, non-manufacturing facilities and other miscellaneous assets associated with the Company's 2025 Restructuring Program.
6.Implementation costs associated with the Company's 2025 Restructuring Program and the sale of membership interests of the Company's wholly owned subsidiary, Dow InfraCo, LLC.
7.Related to a gain on the sale of the soil fumigation product line..
8.Includes a gain associated with the reassessment of liabilities for certain accrued legacy agricultural products groundwater contamination matters, partially offset by the settlement of a separate claim related to water storage district legacy groundwater contamination matters.
9.Primarily Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business. Also includes charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
10. 2025 relates to valuation allowances on deferred tax assets in certain foreign jurisdictions, partially offset by a tax basis adjustment related to the consolidated infrastructure entity. 2024 relates to reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(374)	$(307)	$(0.44)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(51)	(39)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($4 million); Restructuring and asset related charges - net ($1 million); Sundry income (expense) - net ($1 million)
2025 Restructuring Program [5]	(207)	(161)	(0.23)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(60)	(48)	(0.07)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(98)	(76)	(0.11)	Cost of sales
Total significant items	$(416)	$(324)	$(0.46)
Operating results (non-GAAP)	$42	$17	$0.02
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. The first quarter of 2025 also includes impairment charges related to the write-down of certain manufacturing assets, partly offset by an asset related credit adjustment. The first quarter of 2024 also includes impairment charges related to the write-down of certain manufacturing assets.
5.Severance and related benefit costs associated with the Company's 2025 Restructuring Program.
6.Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business.

Reconciliation of Free Cash Flow	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Cash provided by (used for) operating activities - continuing operations (GAAP)	$(470)	$832	$(366)	$1,292
Capital expenditures	(662)	(723)	(1,347)	(1,437)
Free Cash Flow (non-GAAP)	$(1,132)	$109	$(1,713)	$(145)

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025	Jun 30, 2025
Cash provided by (used for) operating activities - continuing operations (GAAP)	$800	$811	$104	$(470)
Net income (loss) (GAAP)	$240	$(35)	$(290)	$(801)
Cash flow from operations to net income (GAAP) [1]	333.3%	N/A	N/A	N/A
Cash flow from operations to net income - trailing twelve months (GAAP) [2]				N/A
Operating EBITDA (non-GAAP)	$1,382	$1,205	$944	$703
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	57.9%	67.3%	11.0%	(66.9)%
Cash Flow Conversion - trailing twelve months (non-GAAP)				29.4%
1.Cash flow from operations to net income is not applicable for the second quarter of 2025, first quarter of 2025 and fourth quarter of 2024 due to a net loss for the period.
2.Cash flow from operations to net income - trailing twelve months is not applicable due to a net loss for the trailing twelve months period.